Exhibit 4.11
THE MERIDIAN RESOURCE CORPORATION
2006 NON-EMPLOYEE DIRECTORS’ INCENTIVE PLAN

THE MERIDIAN RESOURCE CORPORATION
2006 NON-EMPLOYEE DIRECTORS’ INCENTIVE PLAN

ARTICLE I ESTABLISHMENT, PURPOSE AND DURATION	1
1.1 Establishment	1
1.2 Purpose of the Plan	1
1.3 Duration of the Plan	1

ARTICLE II DEFINITIONS	1

2.1 Affiliate	1
2.2 Award	1
2.3 Award Agreement	1
2.4 Board	1
2.5 Code	1
2.6 Company	2
2.7 Corporate Change	2
2.8 Date of Grant	2
2.9 Disability	2
2.10 Dividend Equivalent	2
2.11 Fair Market Value	2
2.12 Fiscal Year	2
2.13 Holder	2
2.14 Minimum Statutory Tax Withholding Obligation	2
2.15 Non-Employee Director	2
2.16 Option	2
2.17 Optionee	2
2.18 Option Price	2
2.19 Period of Restriction	2
2.20 Plan	3
2.21 Restricted Stock	3
2.22 Restricted Stock Award	3
2.23 Section 409A	3
2.24 Stock	3

ARTICLE III ELIGIBILITY AND PARTICIPATION	3

3.1 Eligibility	3
3.2 Participation	3

ARTICLE IV GENERAL PROVISIONS RELATING TO AWARDS	3

4.1 Authority to Grant Awards	3
4.2 Dedicated Shares; Maximum Awards	3
4.3 Shares That Count Against Limit	4
4.4 Non-Transferability	4
4.5 Requirements of Law	4
4.6 Changes in the Company’s Capital Structure	4
4.7 Election Under Section 83(b) of the Code	7
4.8 Forfeiture Events	7
4.9 Award Agreements	7
4.10 Amendments of Award Agreements	7

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4.11 Rights as Stockholder	7
4.12 Issuance of Shares of Stock	8
4.13 Restrictions on Stock Received	8
4.14 Compliance With Section 409A	8

ARTICLE V OPTIONS	8

5.1 Authority to Grant Options	8
5.2 Option Grants	8
5.3 Vesting of Option	8
5.4 Duration of Option	8
5.5 Option Agreement	9
5.6 Exercise of Option	9
5.7 No Rights as Stockholder	9

ARTICLE VI RESTRICTED STOCK AWARDS	9

6.1 Restricted Stock Awards	9
6.2 Restricted Stock Award Agreement	10
6.3 Holder’s Rights as Stockholder	10

ARTICLE VII ADMINISTRATION	10

7.1 Awards	10
7.2 Authority of the Board	10
7.3 Decisions Binding	11
7.4 No Liability	11

ARTICLE VIII AMENDMENT OR TERMINATION OF PLAN	11

8.1 Amendment, Modification, Suspension, and Termination	11
8.2 Awards Previously Granted	11

ARTICLE IX MISCELLANEOUS	11

9.1 Unfunded Plan/No Establishment of a Trust Fund	11
9.2 Awards Do Not Grant Any Right To Continue To Serve On Board	12
9.3 Tax Withholding	12
9.4 Gender and Number	13
9.5 Severability	13
9.6 Headings	13
9.7 Other Compensation Plans	13
9.8 Successors	13
9.9 Law Limitations/Governmental Approvals	13
9.10 Delivery of Title	13
9.11 Inability to Obtain Authority	13
9.12 Investment Representations	13
9.13 Persons Residing Outside of the United States	13
9.14 Governing Law	14

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THE MERIDIAN RESOURCE CORPORATION
2006 NON-EMPLOYEE DIRECTORS’ INCENTIVE PLAN
ARTICLE I
ESTABLISHMENT, PURPOSE AND DURATION
     1.1 Establishment. The Company hereby establishes an incentive compensation plan, to be known as “The Meridian Resource Corporation 2006 Non-Employee Directors’ Incentive Plan,” as set forth in this document. The Plan permits the grant of Options and Restricted Stock. The Plan shall become effective on the later of (a) the date the Plan is approved by the Board and (b) the date the Plan is approved by the stockholders of the Company.
     1.2 Purpose of the Plan. The Plan is intended to advance the best interests of the Company, its Affiliates and its stockholders by providing Non-Employee Directors with an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to serve as a member of the Board and continue to contribute to the success of the Company.
     1.3 Duration of the Plan. The Plan shall continue indefinitely until it is terminated pursuant to Section 8.1. The applicable provisions of the Plan will continue in effect with respect to an Award granted under the Plan for as long as such Award remains outstanding.
ARTICLE II
DEFINITIONS
     The words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.
     2.1 “Affiliate” means any corporation, partnership, limited liability company or association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.
     2.2 “Award” means, individually or collectively, a grant under the Plan of Options and Restricted Stock, in each case subject to the terms and provisions of the Plan.
     2.3 “Award Agreement” means an agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.
     2.4 “Board” means the board of directors of the Company.
     2.5 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

     2.6 “Company” means The Meridian Resource Corporation, a Texas corporation, or any successor (by reincorporation, merger or otherwise).
     2.7 “Corporate Change” shall have the meaning ascribed to that term in Section 4.6(c).
     2.8 “Date of Grant” shall have the meaning ascribed to that term in Section 5.2.
     2.9 “Disability” means, as determined by the Board in its discretion exercised in good faith, a permanent and total disability as defined in section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Board and, in this respect, the Holder shall submit to an examination by such physician upon request by the Board.
     2.10 “Dividend Equivalent” means a payment equivalent in amount to dividends paid to the Company’s stockholders.
     2.11 “Fair Market Value” of the Stock as of any particular date means (a) if the Stock is traded on a stock exchange, the closing sale price of the Stock on that date as reported on the principal securities exchange on which the Stock is traded, or (b) if the Stock is traded in the over-the-counter market, the average between the high bid and low asked price on that date as reported in such over-the-counter market; provided that (1) if the Stock is not so traded, (2) if no closing price or bid and asked prices for the Stock was so reported on that date or (3) if, in the discretion of the Board, another means of determining the fair market value of a share of Stock at such date shall be necessary or advisable, the Board may provide for another means for determining such fair market value.
     2.12 “Fiscal Year” means the Company’s fiscal year.
     2.13 “Holder” means a person who has been granted an Award or any person who is entitled to receive shares of Stock under an Award.
     2.14 “Minimum Statutory Tax Withholding Obligation” means, with respect to an Award, the amount the Company or an Affiliate is required to withhold for federal, state and local taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.
     2.15 “Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its Affiliates
     2.16 “Option” means a “nonqualified stock option” to purchase Stock granted pursuant to Article V that does not satisfy the requirements of section 422 of the Code.
     2.17 “Optionee” means a person who has been granted an Option or any other person who is entitled to exercise an Option under the Plan.
     2.18 “Option Price” shall have the meaning ascribed to that term in Section 5.2.
     2.19 “Period of Restriction” means the period during which Restricted Stock is subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board, in its discretion), as provided in Article VI.

     2.20 “Plan” means The Meridian Resource Corporation 2006 Non-Employee Directors’ Incentive Plan, as set forth in this document as it may be amended from time to time.
     2.21 “Restricted Stock” means shares of restricted Stock issued or granted under the Plan pursuant to Article VI.
     2.22 “Restricted Stock Award” means an authorization by the Board to issue or transfer Restricted Stock to a Holder.
     2.23 “Section 409A” means section 409A of the Code and Department of Treasury rules and regulations issued thereunder.
     2.24 “Stock” means the common stock of the Company, $0.01 par value per share (or such other par value as may be designated by act of the Company’s stockholders).
ARTICLE III
ELIGIBILITY AND PARTICIPATION
     3.1 Eligibility. The persons who are eligible to receive Awards under the Plan are Non-Employee Directors.
     3.2 Participation. Each Non-Employee Director shall be a participant in the Plan during the period he or she serves as a Non-Employee Director.
ARTICLE IV
GENERAL PROVISIONS RELATING TO AWARDS
     4.1 Authority to Grant Awards. The Board shall grant Options to Non-Employee Directors as specified in the Plan and may grant additional Awards to Non-Employee Directors as the Board shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of shares of Stock to be covered by any Award to be granted under the Plan shall be as determined by the Board in its sole discretion.
     4.2 Dedicated Shares; Maximum Awards.
     (a) The aggregate number of shares of Stock with respect to which Awards may be granted under the Plan is 500,000.
     (b) The aggregate number of shares of Stock with respect to which full value awards (awards of Restricted Stock) may be granted under the Plan is 500,000.
     (c) Each of the foregoing numerical limits stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.6.

     4.3 Shares That Count Against Limit.
     (a) If shares of Stock are withheld from payment of an Award to satisfy tax obligations with respect to the Award, such shares of Stock will count against the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan.
     (b) If shares of Stock are tendered in payment of an Option Price of an Option, such shares of Stock will not be added to the aggregate number of shares of Stock with respect to which Awards may be granted under the Plan.
     (c) To the extent that any outstanding Award is forfeited or cancelled for any reason or is settled in cash in lieu of shares of Stock, the shares of Stock allocable to such portion of the Award may again be subject to an Award granted under the Plan.
     4.4 Non-Transferability. Except as specified in the applicable Award Agreements or in domestic relations court orders, an Award shall not be transferable by the Holder (whether for consideration or otherwise) other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder’s lifetime, only by him or her. Any attempted assignment of an Award in violation of this Section 4.4 shall be null and void. In the discretion of the Board, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award.
     4.5 Requirements of Law. The Company shall not be required to sell or issue any shares of Stock under any Award if issuing those shares of Stock would constitute or result in a violation by the Holder or the Company of any provision of any law, statute or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option or pursuant to any other Award, the Company shall not be required to issue any shares of Stock unless the Board has received evidence satisfactory to it to the effect that the Holder will not transfer the shares of Stock except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Board on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any shares of Stock covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the shares of Stock issuable on exercise of an Option or pursuant to any other Award are not registered, the Company may imprint on the certificate evidencing the shares of Stock any legend that counsel for the Company considers necessary or advisable to comply with applicable law, or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause or enable the exercise of an Option or any other Award, or the issuance of shares of Stock pursuant thereto, to comply with any law or regulation of any governmental authority.
     4.6 Changes in the Company’s Capital Structure.
     (a) The existence of outstanding Awards shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of bonds, debentures, preferred or prior preference shares ahead of or affecting the Stock or Stock rights, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
     (b) If the Company shall effect a subdivision or consolidation of Stock or other capital readjustment, the payment of a Stock dividend, or other increase or reduction of the number of shares of Stock outstanding, without receiving compensation therefor in money, services or property, then (1) the number, class or series and per share price of Stock subject to outstanding Options or other Awards under the Plan shall be appropriately adjusted (subject to the restriction in Section 4.10 prohibiting repricing) in such a manner as to entitle a Holder to receive upon exercise of an Option or other Award, for the same aggregate cash consideration, the equivalent total number and class or series of Stock the Holder would have received had the Holder exercised his or her Option or other Award in full immediately prior to the event requiring the adjustment, and (2) the number and class or series of Stock then reserved to be issued under the Plan shall be adjusted by substituting for the total number and class or series of Stock then reserved that number and class or series of Stock that would have been received by the owner of an equal number of outstanding shares of Stock of each class or series of Stock as the result of the event requiring the adjustment.
     (c) If while unexercised Options or other Awards remain outstanding under the Plan (1) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than an entity that was wholly-owned by the Company immediately prior to such merger, consolidation or other reorganization), (2) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity (other than an entity wholly-owned by the Company), (3) the Company is to be dissolved or (4) the Company is a party to any other corporate transaction (as defined under section 424(a) of the Code and applicable Department of Treasury regulations) that is not described in clauses (1), (2) or (3) of this sentence (each such event is referred to herein as a “Corporate Change”), then, except as otherwise provided in an Award Agreement or another agreement between the Holder and the Company (provided that such exceptions shall not apply in the case of a reincorporation merger), or as a result of the Board’s effectuation of one or more of the alternatives described below, there shall be no acceleration of the time at which any Award then outstanding may be exercised, and no later than ten days after the approval by the stockholders of the Company of such Corporate Change, the Board, acting in its sole and absolute discretion without the consent or approval of any Holder, shall act to effect one or more of the following alternatives, which may vary among individual Holders and which may vary among Awards held by any individual Holder (provided that, with respect to a reincorporation merger in which Holders of the Company’s ordinary shares will receive one ordinary share of the successor corporation for each ordinary share of the Company, none of such alternatives shall apply and, without Board action, each Award shall automatically convert into a similar award of the successor corporation exercisable for the same number of ordinary shares of the successor as the Award was exercisable for ordinary shares of Stock of the Company):
     (1) accelerate the time at which some or all of the Awards then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Board, after which specified date all such Awards that remain unexercised and all rights of Holders thereunder shall terminate;
     (2) require the mandatory surrender to the Company by all or selected Holders of some or all of the then outstanding Awards held by such

Holders (irrespective of whether such Awards are then exercisable under the provisions of the Plan or the applicable Award Agreement evidencing such Award) as of a date, before or after such Corporate Change, specified by the Board, in which event the Board shall thereupon cancel such Award and the Company shall pay to each such Holder an amount of cash per share equal to the excess, if any, of the per share price offered to stockholders of the Company in connection with such Corporate Change over the exercise prices under such Award for such shares;
     (3) with respect to all or selected Holders, have some or all of their then outstanding Awards (whether vested or unvested) assumed or have a new award of a similar nature substituted for some or all of their then outstanding Awards under the Plan (whether vested or unvested) by an entity which is a party to the transaction resulting in such Corporate Change and which is affiliated or associated with such Holder in the same or a substantially similar manner as the Company prior to the Corporate Change, or a parent or subsidiary of such entity, provided that (A) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the Stock subject to the Award immediately after the assumption or substitution over the aggregate exercise price of such Stock is equal to the excess of the aggregate fair market value of all Stock subject to the Award immediately before such assumption or substitution over the aggregate exercise price of such Stock, and (B) the assumed rights under such existing Award or the substituted rights under such new Award, as the case may be, will have the same terms and conditions as the rights under the existing Award assumed or substituted for, as the case may be;
     (4) provide that the number and class or series of Stock covered by an Award (whether vested or unvested) theretofore granted shall be adjusted so that such Award when exercised shall thereafter cover the number and class or series of Stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the Holder had been the holder of record of the number of shares of Stock then covered by such Award; or
     (5) make such adjustments to Awards then outstanding as the Board deems appropriate to reflect such Corporate Change (provided, however, that the Board may determine in its sole and absolute discretion that no such adjustment is necessary).
     In effecting one or more of the alternatives set out in paragraphs (3), (4) or (5) immediately above, and except as otherwise may be provided in an Award Agreement, the Board, in its sole and absolute discretion and without the consent or approval of any Holder, may accelerate the time at which some or all Awards then outstanding may be exercised.
     (d) In the event of changes in the outstanding Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 4.6, any outstanding Award and any Award Agreement evidencing such Award shall be subject to adjustment by the Board in its sole and absolute discretion as to the number and price of Stock or other consideration subject to such Award. In the event of any such change in the outstanding Stock, the aggregate number of shares of Stock available under the Plan may be appropriately adjusted by the Board, whose determination shall be conclusive.
     (e) After a merger of one or more corporations into the Company or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, each Holder shall be entitled to have his Restricted Stock appropriately adjusted based on the manner in which the shares of Stock were adjusted under the terms of the agreement of merger or consolidation.
     (f) The issuance by the Company of stock of any class or series, or securities convertible into, or exchangeable for, stock of any class or series, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion or exchange of stock or obligations of the Company convertible into, or exchangeable for, stock or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, class or series, or price of shares of Stock then subject to outstanding Options or other Awards.
     4.7 Election Under Section 83(b) of the Code. No Holder shall exercise the election permitted under section 83(b) of the Code with respect to any Award without the written approval of the Chief Financial Officer of the Company. Any Holder who makes an election under section 83(b) of the Code with respect to any Award without the written approval of the Chief Financial Officer of the Company may, in the discretion of the Board, forfeit any or all Awards granted to him or her under the Plan.
     4.8 Forfeiture Events. The Board may specify in an Award Agreement that the Holder’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, removal from the Board for cause, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Holder, or other conduct by the Holder that is detrimental to the business or reputation of the Company and its Affiliates.
     4.9 Award Agreements. Each Award shall be embodied in a written agreement that shall be subject to the terms and conditions of the Plan. The Award Agreement shall be signed by an executive officer of the Company on behalf of the Company, and may be signed by the Holder to the extent required by the Board. The Award Agreement may specify the effect of a change in control of the Company on the Award. The Award Agreement may contain any other provisions that the Board in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan.
     4.10 Amendments of Award Agreements. The terms of any outstanding Award under the Plan may be amended from time to time by the Board in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of a Holder without his or her written consent. Except as specified in Section 4.6(b), the Board may not directly or indirectly lower the exercise price of a previously granted Option.
     4.11 Rights as Stockholder. A Holder shall not have any rights as a stockholder with respect to Stock covered by an Option until the date, if any, such Stock is issued by the Company; and, except as otherwise provided in Section 4.6, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Stock.
     4.12 Issuance of Shares of Stock. Shares of Stock, when issued, may be represented by a certificate or by book or electronic entry.
     4.13 Restrictions on Stock Received. The Board may impose such conditions and/or restrictions on any shares of Stock issued pursuant to an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Holder hold the shares of Stock for a specified period of time.
     4.14 Compliance With Section 409A. Awards shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A.
ARTICLE V
OPTIONS
     5.1 Authority to Grant Options. Subject to the terms and provisions of the Plan, the Board shall grant Options under the Plan to Non-Employee Directors in such number and upon such terms as provided in this Article V.
     5.2 Option Grants. Subject to the availability under the Plan of a sufficient number of shares of Stock that may be issuable upon the exercise of outstanding Options, each Non-Employee Director shall be granted, on the date he or she is appointed, elected, reappointed or reelected a member of the Board (the “Date of Grant”), an Option under the Plan to purchase 15,000 shares of Stock at a price per share (the “Option Price”) equal to 100 percent (100%) of the Fair Market Value of the Stock on the Date of Grant. An Option granted under the Plan may not be granted with any Dividend Equivalents rights.
     5.3 Vesting of Option. An Option shall vest in accordance with the following schedule if the Holder of the Option is a Non-Employee Director on the date described below: (a) on the first anniversary of the Date of Grant, the Option shall vest and may be exercised as to twenty-five percent (25%) of the shares of Stock subject to the Option, (a) on the second anniversary of the Date of Grant, the Option shall vest and may be exercised as to an additional twenty-five percent (25%) of the shares of Stock subject to the Option, and (c) on the third anniversary of the Date of Grant, the Option shall vest and may be exercised as to the remaining fifty percent (50%) of the shares of Stock subject to the Option, so that on the third anniversary of the Date of Grant the Option may be exercised as to all of the shares of Stock subject to the Option. In the event the Non-Employee Director ceases to be a member of the Board for any reason, the Option shall not continue to vest after the Non-Employee Director ceases to be a member of the Board.
     5.4 Duration of Option. An Option shall not be exercisable after the earlier of (a) the fifth anniversary of the Date of Grant, (b) the date the Non-Employee Director ceases to be a Non-Employee Director and a director of any Affiliate for any reason other than such individual’s death or Disability or the Non-Employee Director becoming an employee of the Company or an Affiliate, (c) 90 days following the date the Non-Employee Director (or a former Non-Employee Director who continued as a director of an Affiliate) dies or incurs a Disability, and (d) the later of the date the Non-Employee Director who becomes an employee of the Company or an Affiliate after receiving an Award under the Plan (i) ceases to be a member of the Board and (ii) ceases to be an employee of the Company or an Affiliate.
     5.5 Option Agreement. Each Option grant under the Plan shall be evidenced by an Award Agreement that shall specify (a) the Option Price, (b) the duration of the Option, (c) the number of shares of Stock to which the Option pertains, (d) the exercise restrictions applicable to the Option and (e) such other provisions as the Board shall determine that are not inconsistent with the terms and provisions of the Plan.
     5.6 Exercise of Option.
     (a) General Method of Exercise. Subject to the terms and provisions of the Plan and the applicable Award Agreement, Options may be exercised in whole or in part from time to time by the delivery of written notice in the manner designated by the Board stating (1) that the Holder wishes to exercise such Option on the date such notice is so delivered, (2) the number of shares of Stock with respect to which the Option is to be exercised and (3) the address to which any certificate representing such shares of Stock should be mailed. Except in the case of exercise by a third party broker as provided below, in order for the notice to be effective the notice must be accompanied by payment of the Option Price by any combination of the following: (a) cash, certified check, bank draft or postal or express money order for an amount equal to the Option Price under the Option, (b) an election to make a cashless exercise through a registered broker-dealer (if approved in advance by the Board or an executive officer of the Company) or (c) any other form of payment which is acceptable to the Board.
     (b) Exercise Through Third-Party Broker. The Board may permit a Holder to elect to pay the Option Price and any applicable tax withholding resulting from such exercise by authorizing a third-party broker to sell all or a portion of the shares of Stock acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Option Price and any applicable tax withholding resulting from such exercise.
     5.7 No Rights as Stockholder. An Optionee shall not have any rights as a stockholder with respect to Stock covered by an Option until the date a stock certificate for such Stock is issued by the Company; and, except as otherwise provided in Section 4.6, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such certificate.
ARTICLE VI
RESTRICTED STOCK AWARDS
     6.1 Restricted Stock Awards. The Board may make Awards of Restricted Stock to eligible Non-Employee Directors selected by it. The amount of, the vesting and the transferability restrictions applicable to any Restricted Stock Award shall be determined by the Board in its sole discretion. If the Board imposes vesting or transferability restrictions on a Holder’s rights with respect to Restricted Stock, the Board may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Board may also cause the certificate for shares of Stock issued pursuant to a Restricted Stock Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the shares of Stock be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the shares of Stock as counsel for the Company considers necessary or advisable to comply with applicable law.

     6.2 Restricted Stock Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Board may specify.
     6.3 Holder’s Rights as Stockholder. Subject to the terms and conditions of the Plan, each recipient of a Restricted Stock Award shall have all the rights of a stockholder with respect to the shares of Restricted Stock included in the Restricted Stock Award during the Period of Restriction established for the Restricted Stock Award. Dividends paid with respect to Restricted Stock in cash or property other than shares of Stock or rights to acquire shares of Stock shall be paid to the recipient of the Restricted Stock Award currently. Dividends paid in shares of Stock or rights to acquire shares of Stock shall be added to and become a part of the Restricted Stock. During the Period of Restriction, certificates representing the Restricted Stock shall be registered in the Holder’s name and bear a restrictive legend to the effect that ownership of such Restricted Stock, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer of the Company as may be designated by the Board, together with all stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock which shall be forfeited in accordance with the Plan and the applicable Award Agreement.
ARTICLE VII
ADMINISTRATION
     7.1 Awards. The Plan shall be administered by the Board. The Board shall have full and exclusive power and authority to administer the Plan and to take all actions that the Plan expressly contemplates or are necessary or appropriate in connection with the administration of the Plan with respect to Awards granted under the Plan.
     7.2 Authority of the Board. The Board shall have full and exclusive power to interpret and apply the terms and provisions of the Plan and Awards made under the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Board may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. A majority of the members of the Board shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Board. No member of the Board shall be liable for any act or omission of any other member of the Board or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. In carrying out its authority under the Plan, the Board shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities to (a) determine the persons to whom and the time or times at which Awards will be made; (b) determine the number and exercise price of shares of Stock covered in each Award subject to the terms and provisions of the Plan (including, but not limited to, the provisions of Section 4.10 which prohibit repricing); (c) determine the terms, provisions and conditions of each Award, which in the case of Restricted Stock need not be identical and need not match the default terms set forth in the Plan; (d) accelerate the time at which any outstanding Award will vest; (e) prescribe, amend and rescind rules and regulations relating to administration of the Plan; and (f) make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.
     The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to a Holder in the manner and to the extent the Board deems necessary or desirable to further the Plan’s objectives. Further, the Board shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law and the terms and provisions of the Plan, the Board may delegate its authority as identified in this Section 7.2. The Board may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an employee of the Company, and the Board, the Company, and its officers shall be entitled to rely upon the advice, opinions, or valuations of any such persons.
     7.3 Decisions Binding. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, Holders and the estates and beneficiaries of Holders.
     7.4 No Liability. Under no circumstances shall the Company or the Board incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s or the Board’s roles in connection with the Plan.
ARTICLE VIII
AMENDMENT OR TERMINATION OF PLAN
     8.1 Amendment, Modification, Suspension, and Termination. Subject to Section 8.2, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders and except as provided in Section 4.6, the Board shall not directly or indirectly lower the Option Price of a previously granted Option, and no amendment of the Plan shall be made without stockholder approval if stockholder approval is required by applicable law or stock exchange rules.
     8.2 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Holder holding such Award.
ARTICLE IX
MISCELLANEOUS
     9.1 Unfunded Plan/No Establishment of a Trust Fund. Holders shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Holder, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in the Plan. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.
     9.2 Awards Do Not Grant Any Right To Continue To Serve On Board. Nothing in the Plan or in any Award Agreement shall confer upon any Non-Employee Director any right to continue to serve as a member of the Board or shall affect the right of the Company and its stockholders to terminate the services of any Non-Employee Director as a member of the Board at any time, with or without cause. The granting of any Award shall not impose upon the Company or any Affiliate any obligation to utilize the services of any Non-Employee Director. The right of the Company or any Affiliate to terminate the services of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate the services provided by any Non-Employee Director at any time or for any reason not prohibited by law.
     9.3 Tax Withholding. The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Holder any sums required by federal, state or local tax law to be withheld with respect to the vesting or exercise of an Award or lapse of restrictions on an Award. In the alternative, the Company may require the Holder (or other person validly exercising the Award) to pay such sums for taxes directly to the Company or any Affiliate in cash or by check within one day after the date of vesting, exercise or lapse of restrictions. In the discretion of the Board, and with the consent of the Holder, the Company may reduce the number of shares of Stock issued to the Holder upon such Holder’s exercise of an Option to satisfy the tax withholding obligations of the Company or an Affiliate; provided that the Fair Market Value of the shares of Stock held back shall not exceed the Company’s or the Affiliate’s Minimum Statutory Tax Withholding Obligation. The Board may, in its discretion, permit a Holder to satisfy any Minimum Statutory Tax Withholding Obligation arising upon the vesting of an Award by delivering to the Holder a reduced number of shares of Stock in the manner specified herein. If permitted by the Board and acceptable to the Holder, at the time of vesting of shares under the Award, the Company shall (a) calculate the amount of the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation on the assumption that all such shares of Stock vested under the Award are made available for delivery, (b) reduce the number of such shares of Stock made available for delivery so that the Fair Market Value of the shares of Stock withheld on the vesting date approximates the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation and (c) in lieu of the withheld shares of Stock, remit cash to the United States Treasury and/or other applicable governmental authorities, on behalf of the Holder, in the amount of the Minimum Statutory Tax Withholding Obligation. The Company shall withhold only whole shares of Stock to satisfy its Minimum Statutory Tax Withholding Obligation. Where the Fair Market Value of the withheld shares of Stock does not equal the amount of the Minimum Statutory Tax Withholding Obligation, the Company shall withhold shares of Stock with a Fair Market Value slightly less than the amount of the Minimum Statutory Tax Withholding Obligation and the Holder must satisfy the remaining minimum withholding obligation in some other manner permitted under this Section 9.3. The withheld shares of Stock not made available for delivery by the Company shall be retained as treasury shares or will be cancelled and the Holder’s right, title and interest in such shares of Stock shall terminate. The Company shall have no obligation upon vesting or exercise of any Award or lapse of restrictions on an Award until the Company or an Affiliate has received payment sufficient to cover the Minimum Statutory Tax Withholding Obligation with respect to that vesting, exercise or lapse of restrictions. Neither the Company nor any Affiliate shall be obligated to advise a Holder of the existence of the tax or the amount which it will be required to withhold.

     9.4 Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.
     9.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     9.6 Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.
     9.7 Other Compensation Plans. The adoption of the Plan shall not affect any other option, incentive or other compensation or benefit plans in effect for the Company or any Affiliate, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Non-Employee Directors.
     9.8 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     9.9 Law Limitations/Governmental Approvals. The granting of Awards and the issuance of shares of Stock under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
     9.10 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for shares of Stock issued under the Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (b) completion of any registration or other qualification of the Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
     9.11 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Stock hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Stock as to which such requisite authority shall not have been obtained.
     9.12 Investment Representations. The Board may require any person receiving Stock pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the shares of Stock for investment and without any present intention to sell or distribute such Stock.
     9.13 Persons Residing Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any of its Affiliates operates, the Board, in its sole discretion, shall have the power and authority to (a) determine which Affiliates shall be covered by the Plan; (b) amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside outside the United States; (c) establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable — any subplans and modifications to Plan terms and procedures established under this Section 9.13 by the Board shall be attached to the Plan document as Appendices; and (d) take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Board may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Exchange Act of 1934, as amended, the Code, any securities law or governing statute or any other applicable law.
     9.14 Governing Law. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Texas.